EXHIBIT 99.1

PRESS RELEASE

AbitibiBowater Announces Closing of Sale of its

75% Interest in its Ontario Hydro Assets

for Cash Proceeds of C$300 Million

MONTREAL, CANADA, May 27, 2011 – AbitibiBowater (NYSE: ABH) (TSX: ABH) announced today the closing of the sale of its 75% indirect interest in ACH Limited Partnership (“ACH LP”) to a consortium formed by a major Canadian institutional investor and a private Canadian renewable energy company.

“With the sale of our interest in ACH LP, the Company is able to pay off a considerable amount of debt and further improve our financial flexibility. We will continue to focus on reducing AbitibiBowater’s debt, and this represents an important step forward in line with our commitment,” stated Richard Garneau, President and Chief Executive Officer.

As previously announced, cash proceeds for AbitibiBowater’s 75% indirect interest will amount to approximately C$300 million, $185 million of which the Company intends to use to redeem a portion of outstanding 10.25% senior secured notes due 2018, while the balance of proceeds will be used for general corporate purposes. As part of the transaction, ACH LP will maintain its outstanding debt with the Caisse de dépôt et placement du Québec with a face value of C$250 million.

About AbitibiBowater

AbitibiBowater is a global leader in the forest products industry, producing a diverse range of products, including newsprint, commercial printing papers, market pulp and wood products. The Company owns or operates 18 pulp and paper mills and 24 wood products facilities located in the United States, Canada and South Korea. Marketing its products in close to 90 countries, AbitibiBowater is also among the largest recyclers of old newspapers and magazines in North America, and has third-party certified 100% of its managed woodlands to sustainable forest management standards. AbitibiBowater’s shares trade under the stock symbol ABH on both the New York Stock Exchange and the Toronto Stock Exchange.

Contacts

Investors Duane Owens Vice President, Finance 864 282-9488	Media and Others Pierre Choquette Director, Canadian Public Affairs 514 394-2178 pierre.choquette@abitibibowater.com

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release that are not reported financial results or other historical information of AbitibiBowater Inc. are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to intended use of proceeds from the transaction. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or AbitibiBowater’s shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations and performance to differ materially from those expressed or implied in this press release include those set forth under the heading “Risk Factors” in Part I, Item 1A in our annual report on Form 10-K for the year ended December 31, 2010, filed with the United States Securities and Exchange Commission and the Canadian securities regulatory authorities.

All forward-looking statements in this press release are expressly qualified by such cautionary statements. We disclaim any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.